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                               November 29, 1994







First Denham Bancshares, Inc.


523 Florida Avenue


Denham Springs, LA  70726



         Re: Agreement and Plan of Reorganization, dated as of August 20, 1994, by and between First Denham Bancshares, Inc., and Hancock Holding Company.




Gentlemen:



         We have acted as special counsel for First Denham Bancshares, Inc., a Louisiana corporation (the "Company" or "FDB"), in connection with the proposed merger (the "Merger") of the Company with and into Hancock Holding Company, a Mississippi corporation ("HHC"), pursuant to the terms of the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of August 20, 1994, by and between the Company and HHC, and the related Merger Agreement, dated as of August 20, 1994, by and between the Company and HHC, (together with the Reorganization Agreement, the "Agreements") each as described in the Registration Statement on Form S-4 (the "Registration Statement") filed by HHC with the Securities and Exchange Commission. This opinion is being rendered pursuant to Section 9.2(e) of the Reorganization Agreement. All capitalized terms, unless otherwise specified herein, have the meaning assigned to them in the Reorganization Agreement.



         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Agreements, the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of HHC and the Company which are annexed to the Reorganization Agreement.

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First Denham Bancshares, Inc.


November 29, 1994


Page 2





         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.



         Based upon and subject to the foregoing, we are of the opinion that, under current law:



         1. The Merger will constitute a tax-free reorganization under Section 368(a) of the Code, and each of HHC and the Company will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.



         2. No material gain or loss will be recognized by HHC or the Company as a result of the Merger.



         3. No gain or loss will be recognized by a shareholder of the Company who receives solely HHC Common Stock in exchange for his FDB Common Stock. However, because both HHC Common Stock and other consideration will be transferred in exchange for shares of FDB Common Stock, then, in general, such a shareholder will be required to recognize gain, subject to the provisions and limitations of Section 302 of the Code. The amount of gain recognized will not exceed the amount of cash received in the exchange.



         4. Cash received in the Merger by a FDB shareholder in lieu of a fractional share interest in HHC Common Stock will be treated under Section 302 of the Code as having been received by the FDB Shareholder in exchange for such fractional share, and the FDB shareholder generally will recognize gain or loss in such exchange equal to the difference between the cash received and the FDB shareholder's basis allocable to the fractional share.



         5. A FDB shareholder who perfects his statutory right to dissent from the Merger and who receives solely cash in exchange for his FDB Common Stock will be treated as having received such cash payment as a distribution in redemption of his shares of FDB stock, subject to the provisions and limitations of Section 302 of the Code. After such distribution, if the former FDB shareholder does not actually or constructively own any FDB or HHC stock, the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the FDB stock so redeemed.



         6. A shareholder of the Company who owns FDB Preferred Stock and who receives solely cash in exchange for his FDB Preferred Stock will be treated as having received such cash payment as a distribution in redemption of his shares of FDB Preferred Stock, subject to the provisions and limitations of Sections 302 and 306 of the Code. After such distribution, if the former FDB shareholder does not actually or constructively own any FDB or HHC stock

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First Denham Bancshares, Inc.


November 29, 1994


Page 3





and if such stock is not treated as "section 306 stock," the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the FDB stock so redeemed.



         Except as set forth above, we express no opinion as to the tax consequences, whether Federal, state, local or foreign, to any party in connection with the Merger or of any transactions related to the Merger or contemplated by the Agreements. This opinion is specifically limited to applicable federal income tax law in effect as of the date hereof. We undertake no responsibility to advise you of any changes in the Federal income tax law or as to any events that occur or as to any amendment of any of the documents referred to herein, after the date hereof that may alter the scope or substance of this opinion.



         This opinion is being furnished to you solely in connection with the transactions described herein and is solely for your benefit. Accordingly, without our prior written consent, except as set forth below, this letter may not be quoted in whole or in part or otherwise referred to in any report or document or otherwise referred to or circulated in connection with any transactions other than those contemplated hereby. Notwithstanding the foregoing sentence, we consent to the use of this opinion in the Registration Statement to be filed by HHC for the registration of 774,251 shares of HHC Common Stock to be issued in the Merger and to the reference to this firm under the caption "Legal Matters" in the Prospectus/Proxy Statement comprising part of such Registration Statement.



                                        MCGLINCHEY STAFFORD LANG,


                                         A Law Corporation



                                        By: __________________________________





JM:nd